INDEPENDENT CONTRACTOR AND FINANCING AGREEMENT

This Independent Contractor and Financing Agreement (this "Agreement") is made as of August 1, 2012 (the "Effective Date") by and between Global Ventures Group, LLC, a Florida limited liability company doing business at 110 North Federal Highway, Unit 807 in Fort Lauderdale, Florida 33301 (the "Global Ventures") and Cotton Bay Holdings, Inc., a Delaware corporation doing business at Las Olas Boulevard, Suite 1036 in Fort Lauderdale, Florida 33301 ("Cotton Bay Holdings").

RECITALS

WHEREAS, Global Ventures has the exclusive rights to develop and construct the Project pursuant to a Master Agreement between Global Ventures and Eleuthera Properties (the "Master Agreement") whereby, among other things, in exchange for performing certain construction and development services on the Project, Global Ventures has the right to earn 6,500 shares of Class A Common Shares in Eleuthera (the "Eleuthera Stock"), of which, Global Ventures has agreed to assign right, title and interest in 3,250 shares of the Eleuthera Stock to Cotton Bay Holdings pursuant to an Assignment of Rights and Title Agreement (the "Assignment") for purposes of raising the necessary capital to complete the Project. The Assignment shall merge into this Agreement creating a fully integrated contract.

WHEREAS, Cotton Bay Holdings represents that its business purpose, as set forth in its August 1, 2012 Private Placement Memorandum, is to raise capital to fund Global Ventures' performance under the Master Agreement in constructing and developing the Project, and in turn, Global Ventures has agreed to convey shares of the Eleuthera Stock to Cotton Bay Holdings. It is anticipated that this business purpose will form the basis of Cotton Bay Holdings' future filings with the United States Securities and Exchange Commission.

WHEREAS, Cotton Bay Holdings represents and acknowledges that it is deriving a financial benefit through Global Ventures' performance under the Master Agreement, and thus stipulates to the terms and conditions of this Agreement.

WHEREAS, the parties hereto desire to set forth the terms of their agreement in writing to be effective as of the date set forth above.

AGREEMENT

NOW, THEREFORE, for valuable consideration, Global Ventures and Cotton Bay Holdings agree as follows:

1. Term. Cotton Bay Holdings and Global Ventures agree that the term of this Agreement shall terminate upon the occurrence of the following events: (a) written confirmation from Eleuthera Properties that Global Ventures has fully performed under the terms of the Master Agreement and that Global Ventures has been conveyed all 6,500 shares of the Eleuthera Stock, (b) conveyance of title, free and clear, of 3,250 shares of the Eleuthera Stock to Cotton Bay Holdings, and (c) release of any and all liens against the Project caused by Global Ventures' performance under any third-party agreement with any vendors or subcontractors.

2. Financing and Stock Conveyance Schedule. Cotton Bay Holdings and Global Ventures agree to the following financing and stock conveyance schedule:

(a) Global Ventures shall submit a draw request to Cotton Bay Holdings in a manner and form deemed to be commercially reasonable under the circumstances and sufficient enough for Cotton Bay Holdings to determine the nature of and purpose for the funds being allocated to Global Ventures. Cotton Bay and Global Ventures agree that construction of this nature typically involves change orders and other potential future financing requirements over and above what is currently contemplated as of the date of execution; notwithstanding, based upon Cotton Bay Holdings' current information of the construction requirements of Global Ventures under the Master Agreement, Cotton Bay Holdings contemplates the costs of construction, and thus payments to Global Ventures under this Section 2(a), consistent with Exhibit A.

(b) Unless otherwise agreed to between the parties in writing, Cotton Bay Holdings agrees to pay the draw request within five (5) days of presentation to Cotton Bay Holdings from Global Ventures; however, the parties agree that a condition precedent to payment of the specific draw request is that Cotton Bay Holdings have sufficient funds in its operations account to satisfy the draw request in full.

In the event Cotton Bay Holdings does not have sufficient funds in its operations account, Cotton Bay Holdings shall produce to Global Ventures Group an accounting of its operations account to confirm its failure to satisfy the draw request, and shall agree to simple interest on the draw request in the amount of 8.5% (the "Default Interest").

The parties agree that any payments made against future draw requests may be applied by Global Ventures against the principal amount of the draw request first, before such payments are applied against the Default Interest. Any Default Interest balance shall carry over to the next draw request and continue to be categorized as Default Interest.

The amounts associated with all draw requests are referred to herein collectively as the "Principal Contract Payment," and the Principal Contract Payment and Default Interest is collectively referred to herein as the "Total Contract Payment."

(c) Cotton Bay Holdings' payment to Global Ventures of the Principal Contract Payment in increments of $10,000.00 shall entitle Cotton Bay Holdings to the right to title of one (1) share of the Eleuthera Stock, subject to (i) Eleuthera Properties releasing the share of Eleuthera Stock to Global Ventures under the Master Agreement, (ii) Global Ventures' performance under the Assignment, and (iii) Cotton Bay Holdings satisfying any and all amounts associated with any outstanding, due and owing Default Interest. For example, and example only, in the event Eleuthera Properties releases two (2) shares of the Eleuthera Stock to Global Ventures but Cotton Bay Holdings owes Global Ventures $8,000 in Default Interest, Global Ventures will only be obligated to convey title to the two (2) shares of the Eleuthera Stock once Cotton Bay Holdings pays the Default Interest in the amount of $8,000.

In the event the Default Interest is not paid, as provided for in this provision, Global Ventures agrees to hold the subject shares of the Eleuthera Stock in escrow solely for the benefit of Cotton Bay Holdings to be released upon payment of the Default Interest or the Total Contract Payment. In the event Cotton Bay Holdings fails to pay the Total Contract Payment upon termination or default of this Agreement, Cotton Bay Holdings agrees that Global Ventures shall retain, as liquidated damages, the amount of shares of the Eleuthera Stock held in escrow under this provision.

(d) Cotton Bay Holdings agrees that the maximum amount of Eleuthera Stock to be earned under this Agreement is 1,998 shares (3,250 shares minus the 1250 shares earned and subject to immediate conveyance to Cotton Bay Holdings). Global Ventures agrees to convey the title, rights and interest in these 1,998 shares of the Eleuthera Stock to Cotton Bay Holdings prior to Global Ventures' retention of other shares of the Eleuthera Stock; however, Cotton Bay Holdings agrees that after conveyance of the 1,998 shares of the Eleuthera Stock to Cotton Bay Holdings under this Agreement and the Assignment it is bound to continue its payment and performance obligations hereunder because Cotton Bay Holdings agrees that Global Ventures' continued construction and other services benefits Cotton Bay Holdings (and its shareholders).

3. Representations and Warranties of Global Ventures.

(a) Global Ventures represents and warrants to Cotton Bay Holdings that the statements contained in this Agreement are true and correct as of the date of this Agreement and will be true and correct as of the termination of this Agreement, as set forth above. Global Ventures is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida. Global Ventures has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other company action on the part of Global Ventures is necessary to authorize the execution and delivery by Global Ventures of this Agreement or the consummation by it of the obligations set forth in Section 2, above. This Agreement has been duly executed and delivered and, upon execution by Cotton Bay Holdings, will constitute a valid and legally binding obligation of Global Ventures, enforceable against Global Ventures in accordance with its terms, except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Global Ventures represents and warrants that it has a legal right to the Eleuthera Stock, as set forth above, free and clear of any encumbrances or restrictions on transfer, except for those encumbrances under the Assignment, and shall remain free and clear until termination of this Agreement, subject to the conditions of assignment under the Assignment.

(c) Neither the execution, delivery and performance of this Agreement by Global Ventures, nor the consummation by Global Ventures of any transaction related hereto, including the transfer of title to the Eleuthera Stock will require any consent, approval, license, Order or authorization of, filing, registration, declaration or taking of any other action with, or notice to, any Person, other than such consents, approvals, filings or actions as may be required under the Assignment.

(d) The execution and delivery by Global Ventures of this Agreement to which it is or will become a party do not, and the consummation of the transactions contemplated by this Agreement shall not, assuming the consents, approvals, filings or actions described above are made or obtained, as the case may be, (a) contravene, conflict with, or result in any violation or breach of any provision of the articles of organization or operating agreement of Global Ventures, (b) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Global Ventures is a party or by which it or any of its properties or assets may be bound, other than any such restrictions under the Assignment, or (c) conflict or violate any permit, concession, franchise, license, judgment, Order, decree, statute, law, ordinance, rule or regulation of any government, governmental instrumentality or court, domestic or foreign, applicable to Global Ventures or any of its properties or assets, except in the case of (b) and (c) for any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, individually or in the aggregate, materially and adversely affect the Eleuthera Stock being conveyed by Global Ventures to Cotton Bay Holdings.

4. Representations and Warranties of Cotton Bay Holdings.

(a) Cotton Bay Holdings is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Cotton Bay Holdings has all requisite capacity, power and authority to execute, deliver and perform this Agreement. No other corporate action on the part of Cotton Bay Holdings is necessary to authorize the execution and delivery by Cotton Bay Holdings of this Agreement or the consummation by it of the Contemplated Transactions (as defined below). This Agreement has been duly executed and delivered and, upon execution by Global Ventures, will constitute a valid and legally binding obligation of Cotton Bay Holdings, enforceable against Cotton Bay Holdings in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(b) Cotton Bay Holdings represents that at the time of execution, or at some point thereafter, it shall be a fully reporting public company subject to the disclosure requirements of the United States Securities and Exchange Commission (the "SEC"), and that this Agreement and the Assignment might be disclosed through annual, quarterly or periodic filings with the SEC.

5. Mutual Right to Reasonable Accounting. Cotton Bay Holdings and Global Ventures Group mutually agree to keep full and detailed accounts and exercise such controls as may be necessary for proper financial management under this Agreement, and the accounting and control systems shall be reasonably satisfactory to each party. The parties shall mutually be afforded reasonable access to the necessary and relevant records, books, correspondence, instructions, drawings, receipts, subcontracts, purchase orders, vouchers, memoranda, and other data relating to each other's respective performance under this Agreement, and shall preserve these for a period of three years after final payment, or for such longer period as may be required by law. The parties mutually agree to keep such full and detailed accounts as may be necessary for proper financial management under this Agreement.

6. Miscellaneous Provisions.

(a) Regardless of whether the transactions contemplated hereby are consummated, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party hereto incurring such costs and expenses.

(b) This Agreement shall be governed by and construed in accordance with the laws of the State of Florida without regard to the conflicts of laws provisions thereof.

(c) Section headings used in this Agreement are for convenience only and shall not affect the meaning or construction of this Agreement.

(d) This Agreement and the Assignment constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, both written and oral, with respect to the subject matter hereof.

(e) This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Signatures on this Agreement may be communicated by facsimile transmission and shall be binding upon the parties hereto so transmitting their signatures. Counterparts with original signatures shall be provided to the other parties hereto following the applicable facsimile transmission; provided that the failure to provide the original counterpart shall have no effect on the validity or the binding nature of this Agreement.

(f) Any term of this Agreement may be modified or amended only by an instrument in writing signed by each of the parties hereto.

(g) If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforced in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date set forth above.

COTTON BAY HOLDINGS, INC.

By:/s/ Alfred E. Abiouness, Jr.
Alfred E. Abiouness, Jr.
President and Chief Executive Officer

GLOBAL VENTURES GROUP, LLC

By: /s/ Robert Fortson IV
Robert Fortson IV
Authorized Manager

EXHIBIT A

MUTUALLY AGREED UPON CONSTRUCTION COSTS & DESCRIPTION OF PHASES

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